Filed with the Securities and Exchange Commission on May 5, 2025

Securities Act Registration No. 333-226989

Investment Company Act Registration No. 811-23373

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. ____	☐
Post-Effective Amendment No. 47	☒
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 49	☒

Exchange Place Advisors Trust

(formerly North Square Investments Trust)

(Exact Name of Registrant as Specified in Charter)

Karen Jacoppo-Wood

c/o Ultimus Fund Solutions, LLC

225 Pictoria Drive, Suite 450, Cincinnati, OH 45246

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (513) 587-3400

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Name and Address of Agent for Service)

With Copies To:

Stacy H. Louizos, Esq.
Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
(212) 885-5147

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Explanatory Note.

3.	Part C to the Registration Statement (including signature page) and certain exhibits to the Registration Statement.

Explanatory Note: This Post-Effective Amendment is being filed solely for the purpose of filing exhibits to the Registration Statement on Form N-1A. Parts A and B of Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A, filed on April 7, 2025 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

EXCHANGE PLACE ADVISORS TRUST

(formerly North Square Investments Trust)

(the “Trust”)

PART C

OTHER INFORMATION

Item 28. Exhibits

(a)	Agreement and Declaration of Trust.
	(i)		Amended and Restated Agreement and Declaration of Trust, dated June 24, 2024, is incorporated herein by reference to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 27, 2024.
	(ii)		Certificate of Amendment to Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 27, 2024.
(b)	Amended and Restated By-Laws, dated June 24, 2024, are incorporated herein by reference to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 27, 2024.
(c)	Instruments Defining Rights of Security Holders -Not applicable.
(d)	(i)		Form of Investment Advisory Agreement (North Square Investments, LLC) is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
		(A)	Amendment No. 1 to Investment Advisory Agreement (North Square Investments, LLC) is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
		(B)	Amended Appendix A, dated June 10, 2024, to Investment Advisory Agreement (North Square Investments, LLC) is incorporated herein by reference to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on July 26, 2024.
		(C)	Amended Appendix A to Investment Advisory Agreement (North Square Investments, LLC) reflecting the addition of North Square Small Cap Value Fund is filed herewith.
	(ii)		Investment Advisory Agreement (North Square Investments, LLC) on behalf of North Square RCIM Tax-Advantaged Preferred and Income Securities ETF is incorporated herein by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 30, 2024.
	(iii)		Form of Investment Sub-Advisory Agreement (Algert Global, LLC) is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
	(iv)		Form of Investment Sub-Advisory Agreement (Advisory Research Inc.) is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
		(A)	Amendment No. 1 to Investment Sub-Advisory Agreement (Advisory Research, Inc.) is incorporated herein by reference to Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.
	(v)		Form of Investment Sub-Advisory Agreement (Red Cedar Investment Management, LLC) is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
		(A)	Amendment No. 1 to Investment Sub-Advisory Agreement (Red Cedar Investment Management, LLC) is incorporated herein by reference to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.

		(B)	Amended and Restated Appendix B to Sub-Advisory Agreement (Red Cedar Investment Management, LLC) is incorporated herein by reference to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 29, 2022.
		(C)	Second Amended and Restated Appendix B to Sub-Advisory Agreement (Red Cedar Investment Management, LLC) on behalf of North Square Core Plus Bond Fund is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 13, 2024.
		(D)	Third Amended and Restated Appendix B to Sub-Advisory Agreement (Red Cedar Investment Management, LLC) on behalf of North Square RCIM Tax-Advantaged Preferred and Income Securities ETF is incorporated herein by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 30, 2024.
	(vi)		Form of Investment Sub-Advisory Agreement (Altrinsic Global Advisors, LLC) is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.
(vii)

Form of Investment Sub-Advisory Agreement (CSM Advisors, LLC) is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

		(A)	Amended and Restated Appendix A to CSM Advisors, LLC) on behalf of North Square Core Plus Bond Fund is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 13, 2024.
		(B)	Second Amended and Restated Appendix A to Investment Sub-Advisory Agreement (CSM Advisors, LLC) reflecting the addition of North Square Small Cap Value Fund is filed herewith.
	(viii)		Investment Sub-Advisory Agreement (NSI Retail Advisors, LLC) is incorporated herein by reference to Post-Effective Amendment 17 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2021.
		(A)	Amendment No. 1 to Investment Sub-Advisory Agreement (NSI Retail Advisors, LLC) is incorporated herein by reference to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.
	(ix)		Investment Advisory Agreement (Reflection Asset Management, LLC) is incorporated herein by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 26, 2024.
	(x)		Investment Advisory Agreement (Fort Pitt Capital Group, LLC), dated July 1, 2024, is incorporated herein by reference to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on July 26, 2024.
	(xi)		Sub-Advisory Agreement (Kennedy Capital Management, LLC), dated June 10, 2024, is incorporated herein by reference to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on July 26, 2024.
	(xii)		Novation of Sub-Advisory Agreement (NSI Retail Advisors, LLC and CSM Advisors, LLC), dated December 20, 2024, is incorporated herein by reference to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 28, 2025.
	(xiii)		Investment Advisory Agreement (Kovitz Investment Group Partners, LLC), dated January 22, 2025, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 28, 2025.
(e)	(i)		Distribution Agreement is incorporated herein by reference to the Initial Registration Statement to the Trust on Form N-14, filed with the SEC on September 13, 2018.
	(ii)		First Amendment to the Distribution Agreement is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

	(iii)	Amended Exhibit A to the Distribution Agreement is incorporated herein by reference to Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.
	(iv)	Novation Agreement is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2022.
	(v)	Novation Agreement by and between the Trust, Compass Distributors, LLC and Foreside Fund Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 28, 2023.
	(vi)	Second Amendment to Distribution Agreement (Foreside Fund Services, LLC) is filed herewith.
	(vii)	ETF Distribution Agreement on behalf of North Square RCIM Tax-Advantaged Preferred and Income Securities ETF is incorporated herein by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 30, 2024.
	(viii)	Distribution Agreement (Ultimus Fund Distributors, LLC) (Sphere 500 Climate Fund) is incorporated herein by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 26, 2024.

(f)	Bonus or Profit Sharing Contracts - Not applicable.
(g)	(i)	Custody Agreement is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
	(ii)	First Amendment to the Custody Agreement is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
	(iii)	Second Amendment to the Custody Agreement is incorporated herein by reference to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.
	(iv)	Third Amendment to the Custody Agreement is incorporated herein by reference to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.
	(v)	Form of Fourth Amendment to the Custody Agreement is incorporated herein by reference to Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.
	(vi)	Fifth Amendment to the Custody Agreement is incorporated herein by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 26, 2024.
	(vii)	Sixth Amendment to Custody Agreement is filed herewith.
	(viii)	Seventh Amendment to Custody Agreement is filed herewith.
	(ix)	Eighth Amendment to Custody Agreement is filed herewith.
	(x)	Custodian and Transfer Agent Agreement (Brown Brothers Harriman & Co.) on behalf of North Square RCIM Tax-Advantaged Preferred and Income Securities ETF is incorporated herein by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 30, 2024.

(h)	Other Material Contracts
	(i)		Master Services Agreement between the Trust and Ultimus Fund Solutions, LLC is incorporated herein by reference to Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 28, 2023.
		(A)	Amendment No. 1 to Master Services Agreement is incorporated herein by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 26, 2024.
		(B)	Amended Schedule A to Master Services Agreement is filed herewith.
	(ii)		ETF Master Services Agreement between the Trust and Ultimus Fund Solutions, LLC on behalf of North Square RCIM Tax-Advantaged Preferred and Income Securities ETF is incorporated herein by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 30, 2024.
	(iii)		Operating Expenses Limitation Agreement between the Trust and North Square Investments, LLC is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
		(A)	First Amendment to the Operating Expenses Limitation Agreement is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
		(B)	Operating Expenses Limitation Agreement between the Trust and Kovitz Investment Group Partners, LLC, dated January 22, 2025, is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 28, 2025.
		(C)	Amended Appendix A to the Operating Expenses Limitation Agreement between the Trust and North Square Investments, LLC is filed herewith.
	(iv)		Shareholder Service Plan is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
	(v)		Amendment to Shareholder Service Plan is incorporated herein by reference to Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on May 1, 2023.
	(vi)		Form of Fund of Funds Investment Agreement (Advisor Shares Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(vii)		Form of Fund of Funds Investment Agreement (BlackRock Funds)is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(viii)		Form of Fund of Funds Investment Agreement (Vanguard Funds) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(ix)		Form of Fund of Funds Investment Agreement (Invesco ETFs) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(x)		Form of Fund of Funds Investment Agreement (First Trust ETFs) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xi)		Form of Fund of Funds Investment Agreement (The Select Sector SPDR Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xii)		Form of Fund of Funds Investment Agreement (SPY DIA ETFs) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.

	(xiii)		Form of Fund of Funds Investment Agreement (SPDR Funds) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xiv)		Form of Fund of Funds Investment Agreement (Schwab Strategic Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xv)		Form of Fund of Funds Investment Agreement (ProShares Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xvi)		Form of Fund of Funds Investment Agreement (WisdomTree Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xvii)		Form of Fund of Funds Investment Agreement (VanEck ETF Trust) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xviii)		Form of Fund of Funds Investment Agreement (Direxion Shares) is incorporated herein by reference to Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 10, 2022.
	(xix)		Amended and Restated License Agreement is incorporated herein by reference to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 5, 2024.
	(xx)		Consulting Agreement with Northern Lights Compliance Services, LLC is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 13, 2024.
		(A)	Schedule A-1 to the Consulting Agreement with Northern Lights Compliance Services, LLC is filed herewith.
		(B	Schedule A-2 to the Consulting Agreement with Northern Lights Compliance Services, LLC is incorporated by reference to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 7, 2025.
		(C)	Schedule A-3 to the Consulting Agreement with Northern Lights Compliance Services, LLC is incorporated by reference to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 7, 2025.
(i)	(i)	Legal Opinion and Consent of Blank Rome LLP is incorporated by reference to Post-Effective Amendment No. 38 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 27, 2024.
	(ii)	Legal Opinion and Consent of Seward & Kissel LLP is incorporated by reference to Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on June 7, 2024.
	(iii)	Legal Opinion and Consent of Seward & Kissel LLP is incorporated by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 26, 2024.
	(iv)	Legal Opinion and Consent of Seward & Kissel LLP is incorporated by reference to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 5, 2024.
	(v)	Legal Opinion and Consent of Seward & Kissel LLP is incorporated by reference to Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 28, 2024.
	(vi)	Appendix A to the Legal Opinion and Consent dated February 28, 2025 of Blank Rome LLP is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 28, 2025.

	(vii)	Appendix A to the Legal Opinion and Consent, dated April 7, 2025, of Blank Rome LLP is incorporated herein by reference to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 7, 2025.
(j)		Consent of Independent Registered Public Accounting Firm Cohen & Company, Ltd. is incorporated herein by reference to Post-Effective Amendment No. 46 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on April 7, 2025.
(k)	Omitted Financial Statements - Not applicable.
(l)	(i)	Subscription Agreement is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
	(ii)	Authorized Participant Agreement is incorporated herein by reference to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on December 13, 2024.
(m)	(i)	Rule 12b-1 Distribution Plan is incorporated herein by reference to Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on May 1, 2023.
	(ii)	Amended Schedule A to Rule 12b-1 Distribution Plan is filed herewith.
	(iii)	ETF Rule 12b-1 Plan is incorporated herein by reference to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 28, 2025.

(n)	(i)	Amended Multiple Class Plan Pursuant to Rule 18f-3 is filed herewith.
(o)	Reserved.
(p)	Codes of Ethics
	(i)	Exchange Place Advisors Trust (formerly North Square Investments Trust) is incorporated herein by reference to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on July 26, 2024.
	(ii)	North Square Investments, LLC (Adviser) is incorporated herein by reference to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on July 26, 2024.
	(iii)	Algert Global, LLC (Sub-Advisor) is incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
	(iv)	Advisory Research Inc. (Sub-Advisor) is incorporated herein by reference to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 1, 2024.
	(v)	Red Cedar Investment Management, LLC (Sub-Advisor) is incorporated herein by reference to Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.
	(vi)	Altrinsic Global Advisors, LLC (Sub-Advisor) is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.
	(vii)	CSM Advisors, LLC (Sub-Advisor) is incorporated herein by reference to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.
	(viii)	NSI Retail Advisors LLC (Sub-Advisor) is incorporated herein by reference to Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.
	(ix)	Reflection Asset Management, LLC (Adviser) is incorporated herein by reference to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 14, 2023.

	(x)	Kennedy Capital Management, LLC (Sub-Adviser) is incorporated herein by reference to Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on March 25, 2024.
	(xi)	Fort Pitt Capital Group, LLC (Adviser) is incorporated herein by reference to Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 13, 2024.
	(xii)	Kovitz Investment Group Partners, LLC (Adviser) is incorporated herein by reference to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 28, 2025.
(q)	Powers of Attorney are incorporated herein by reference to Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 28, 2023.

Item 29. Persons Controlled by or Under Common Control with Registrant.

No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification.

Reference is made to Article VII of the Registrant’s Amended and Restated Agreement and Declaration of Trust (filed with the Registration Statement on Form N-1A (File No. 333-226989) on September 27, 2024), Article VI of Registrant’s Amended and Restated Bylaws (filed with the Registration Statement on Form N-1A (File No. 333-226989) on September 27, 2024), Paragraph 7 of the Distribution Agreement on Form N-14 (File No. 333-227320) on September 13, 2018, Paragraph 6 of the ETF Distribution Agreement (filed with the Registration Statement on Form N-1A (File No. 333-226989) on December 13, 2024, Section 9 of the Consulting Agreement with Northern Lights Compliance Services, LLC(filed with the Registration Statement on Form N-1A (File No. 333-226989) on December 13, 2024), and Section 10.3 of the ETF Master Services Agreement (filed with the Registration Statement on Form N-1A (File No. 333-226989) on December 13, 2024).  With respect to the Registrant, the general effect of these provisions is to indemnify any person (Trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust.  With respect to the distributor, the general effect of the relevant provisions is to indemnify those entities for claims arising out of any untrue statement or material fact contained in the Funds’ Registration Statement, reports to shareholders or advertising and sales literature.

Pursuant to Rule 484 under the Securities Act of 1933, as amended, (the “1933 Act”) the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.”

Item 31. Business and Other Connections of the Investment Adviser.

(1)       North Square Investments, LLC (“NSI”) serves as the investment adviser for the North Square Spectrum Alpha Fund, North Square Dynamic Small Cap Fund, North Square Multi Strategy Fund, North Square Preferred and Income Securities Fund, North Square Tactical Growth Fund, North Square Tactical Defensive Fund, North Square Core Plus Bond Fund (formerly North Square Trilogy Alternative Return Fund), North Square Select Small Cap Fund (formerly North Square Advisory Research Small Cap Value Fund), North Square Altrinsic International Equity Fund, North Square McKee Bond Fund, North Square Strategic Income Fund, North Square Kennedy MicroCap Fund, North Square RCIM Tax-Advantaged Preferred and Income Securities ETF, and North Square Small Cap Value Fund. The response to this Item will be incorporated by reference to NSI’s Uniform Application for Investment Adviser Registration (Form ADV) on file with the SEC. NSI’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

(2)       Reflection Asset Management, LLC (“RAM”) serves as the investment adviser for the Sphere 500 Climate Fund. The response to this Item will be incorporated by reference to RAM’s Uniform Application for Investment Adviser Registration (Form ADV) on file with the SEC. RAM’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

(3)       Kovitz Investment Group Partners, LLC (“Kovitz”) serves as the investment adviser for the Fort Pitt Capital Total Return Fund. The response to this Item will be incorporated by reference to Kovitz’s Uniform Application for Investment Adviser Registration (Form ADV) on file with the SEC. Kovitz’s Form ADV may be obtained, free of charge, at the SEC’s website at

www.adviserinfo.sec.gov.

Item 32. Principal Underwriter.

(1)       (a)       Foreside Fund Services, LLC (“Foreside”), is the principal underwriter for certain series of the Registrant and acts as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

AB Active ETFs, Inc.

ABS Long/Short Strategies Fund

Absolute Shares Trust

ActivePassive Core Bond ETF, Series of Trust for Professional Managers

ActivePassive Intermediate Municipal Bond ETF, Series of Trust for Professional Managers

ActivePassive International Equity ETF, Series of Trust for Professional Managers

ActivePassive U.S. Equity ETF, Series of Trust for Professional Managers

Adaptive Core ETF, Series of Collaborative Investment Series Trust

AdvisorShares Trust

AFA Private Credit Fund

AGF Investments Trust

AIM ETF Products Trust

Alexis Practical Tactical ETF, Series of Listed Funds Trust

AlphaCentric Prime Meridian Income Fund

American Century ETF Trust

Amplify ETF Trust

Applied Finance Dividend Fund, Series of World Funds Trust

Applied Finance Explorer Fund, Series of World Funds Trust

Applied Finance Select Fund, Series of World Funds Trust

ARK ETF Trust

ARK Venture Fund

Bitwise Funds Trust

Bluestone Community Development Fund

BondBloxx ETF Trust

Bramshill Multi-Strategy Income Fund, Series of Investment Managers Series Trust

Bridgeway Funds, Inc.

Brinker Capital Destinations Trust

Brookfield Real Assets Income Fund Inc.

Build Funds Trust

Calamos Convertible and High Income Fund

Calamos Convertible Opportunities and Income Fund

Calamos Dynamic Convertible and Income Fund

Calamos ETF Trust

Calamos Global Dynamic Income Fund

Calamos Global Total Return Fund

Calamos Strategic Total Return Fund

Carlyle Tactical Private Credit Fund

Cascade Private Capital Fund

Center Coast Brookfield MLP & Energy Infrastructure Fund

Clifford Capital Focused Small Cap Value Fund, Series of World Funds Trust

Clifford Capital International Value Fund, Series of World Funds Trust

Clifford Capital Partners Fund, Series of World Funds Trust

Cliffwater Corporate Lending Fund

Cliffwater Enhanced Lending Fund

Cohen & Steers Infrastructure Fund, Inc.

Convergence Long/Short Equity ETF, Series of Trust for Professional Managers

CornerCap Small-Cap Value Fund, Series of Managed Portfolio Series

CrossingBridge Pre-Merger SPAC ETF, Series of Trust for Professional Managers

Curasset Capital Management Core Bond Fund, Series of World Funds Trust

Curasset Capital Management Limited Term Income Fund, Series of World Funds Trust

CYBER HORNET S&P 500® and Bitcoin 75/25 Strategy ETF, Series of ONEFUND Trust

Davis Fundamental ETF Trust

Defiance Daily Short Digitizing the Economy ETF, Series of ETF Series Solutions

Defiance Hotel, Airline, and Cruise ETF, Series of ETF Series Solutions

Defiance Next Gen Connectivity ETF, Series of ETF Series Solutions

Defiance Next Gen H2 ETF, Series of ETF Series Solutions

Defiance Quantum ETF, Series of ETF Series Solutions

Denali Structured Return Strategy Fund

Direxion Funds

Direxion Shares ETF Trust

Dividend Performers ETF, Series of Listed Funds Trust

Dodge & Cox Funds

DoubleLine ETF Trust

DoubleLine Income Solutions Fund

DoubleLine Opportunistic Credit Fund

DoubleLine Yield Opportunities Fund

DriveWealth ETF Trust

EIP Investment Trust

Ellington Income Opportunities Fund

ETF Opportunities Trust

Exchange Listed Funds Trust

Exchange Place Advisors Trust

FlexShares Trust

Forum Funds

Forum Funds II

Forum Real Estate Income Fund

Goose Hollow Enhanced Equity ETF, Series of Collaborative Investment Series Trust

Goose Hollow Multi-Strategy Income ETF, Series of Collaborative Investment Series Trust

Goose Hollow Tactical Allocation ETF, Series of Collaborative Investment Series Trust

Gramercy Emerging Markets Debt Fund, Series of Investment Managers Series Trust

Grayscale Future of Finance ETF, Series of ETF Series Solutions

Guinness Atkinson Funds

Harbor ETF Trust

Horizon Kinetics Blockchain Development ETF, Series of Listed Funds Trust

Horizon Kinetics Energy and Remediation ETF, Series of Listed Funds Trust

Horizon Kinetics Inflation Beneficiaries ETF, Series of Listed Funds Trust

Horizon Kinetics Medical ETF, Series of Listed Funds Trust

Horizon Kinetics SPAC Active ETF, Series of Listed Funds Trust

IDX Funds

Innovator ETFs Trust

Ironwood Institutional Multi-Strategy Fund LLC

Ironwood Multi-Strategy Fund LLC

John Hancock Exchange-Traded Fund Trust

LDR Real Estate Value-Opportunity Fund, Series of World Funds Trust

Mairs & Power Balanced Fund, Series of Trust for Professional Managers

Mairs & Power Growth Fund, Series of Trust for Professional Managers

Mairs & Power Minnesota Municipal Bond ETF, Series of Trust for Professional Managers

Mairs & Power Small Cap Fund, Series of Trust for Professional Managers

Manor Investment Funds

Milliman Variable Insurance Trust

Mindful Conservative ETF, Series of Collaborative Investment Series Trust

Moerus Worldwide Value Fund, Series of Northern Lights Fund Trust IV

Mohr Growth ETF, Series of Collaborative Investment Series Trust

Mohr Industry Nav ETF, Series of Collaborative Investment Series Trust

Mohr Sector Nav ETF, Series of Collaborative Investment Series Trust

Morgan Stanley ETF Trust

Morningstar Funds Trust

Mutual of America Investment Corporation

NEOS ETF Trust

Niagara Income Opportunities Fund

NXG Cushing® Midstream Energy Fund

North Square Evanston Multi-Alpha Fund

OTG Latin American Fund, Series of World Funds Trust

Overlay Shares Core Bond ETF, Series of Listed Funds Trust

Overlay Shares Foreign Equity ETF, Series of Listed Funds Trust

Overlay Shares Hedged Large Cap Equity ETF, Series of Listed Funds Trust

Overlay Shares Large Cap Equity ETF, Series of Listed Funds Trust

Overlay Shares Municipal Bond ETF, Series of Listed Funds Trust

Overlay Shares Short Term Bond ETF, Series of Listed Funds Trust

Overlay Shares Small Cap Equity ETF, Series of Listed Funds Trust

Palmer Square Opportunistic Income Fund

Partners Group Private Income Opportunities, LLC

Performance Trust Mutual Funds, Series of Trust for Professional Managers

Performance Trust Short Term Bond ETF, Series of Trust for Professional Managers

Perkins Discovery Fund, Series of World Funds Trust

Philotimo Focused Growth and Income Fund, Series of World Funds Trust

Plan Investment Fund, Inc.

Point Bridge America First ETF, Series of ETF Series Solutions

Preferred-Plus ETF, Series of Listed Funds Trust

Putnam ETF Trust

Rareview Dynamic Fixed Income ETF, Series of Collaborative Investment Series Trust

Rareview Systematic Equity ETF, Series of Collaborative Investment Series Trust

Rareview Tax Advantaged Income ETF, Series of Collaborative Investment Series Trust

Rareview Total Return Bond ETF, Series of Collaborative Investment Series Trust

Renaissance Capital Greenwich Funds

Reynolds Funds, Inc.

RiverNorth Enhanced Pre-Merger SPAC ETF, Series of Listed Funds Trust

RiverNorth Patriot ETF, Series of Listed Funds Trust

RMB Investors Trust

Robinson Opportunistic Income Fund, Series of Investment Managers Series Trust

Robinson Tax Advantaged Income Fund, Series of Investment Managers Series Trust

Roundhill Alerian LNG ETF, Series of Listed Funds Trust

Roundhill Ball Metaverse ETF, Series of Listed Funds Trust

Roundhill Cannabis ETF, Series of Listed Funds Trust

Roundhill ETF Trust

Roundhill Magnificent Seven ETF, Series of Listed Funds Trust

Roundhill S&P Global Luxury ETF, Series of Listed Funds Trust

Roundhill Sports Betting & iGaming ETF, Series of Listed Funds Trust

Roundhill Video Games ETF, Series of Listed Funds Trust

Rule One Fund, Series of World Funds Trust

Securian AM Real Asset Income Fund, Series of Investment Managers Series Trust

Six Circles Trust

Sound Shore Fund, Inc.

SP Funds Trust

Sparrow Funds

Spear Alpha ETF, Series of Listed Funds Trust

STF Tactical Growth & Income ETF, Series of Listed Funds Trust

STF Tactical Growth ETF, Series of Listed Funds Trust

Strategic Trust

Strategy Shares

Swan Hedged Equity US Large Cap ETF, Series of Listed Funds Trust

Syntax ETF Trust

Tekla World Healthcare Fund

Tema ETF Trust

Teucrium Agricultural Strategy No K-1 ETF, Series of Listed Funds Trust

Teucrium AiLA Long-Short Agriculture Strategy ETF, Series of Listed Funds Trust

The 2023 ETF Series Trust

The 2023 ETF Series Trust II

The Community Development Fund

The Finite Solar Finance Fund

The Private Shares Fund

The SPAC and New Issue ETF, Series of Collaborative Investment Series Trust

Third Avenue Trust

Third Avenue Variable Series Trust

Tidal ETF Trust

Tidal Trust II

TIFF Investment Program

Timothy Plan High Dividend Stock Enhanced ETF, Series of The Timothy Plan

Timothy Plan High Dividend Stock ETF, Series of The Timothy Plan

Timothy Plan International ETF, Series of The Timothy Plan

Timothy Plan Market Neutral ETF, Series of The Timothy Plan

Timothy Plan US Large/Mid Cap Core ETF, Series of The Timothy Plan

Timothy Plan US Large/Mid Core Enhanced ETF, Series of The Timothy Plan

Timothy Plan US Small Cap Core ETF, Series of The Timothy Plan

Total Fund Solution

Touchstone ETF Trust

T-Rex 2X Inverse Spot Bitcoin Daily Target ETF, Series of World Funds Trust

T-Rex 2X Long Spot Bitcoin Daily Target ETF, Series of World Funds Trust

TrueShares Active Yield ETF, Series of Listed Funds Trust

TrueShares Eagle Global Renewable Energy Income ETF, Series of Listed Funds Trust

TrueShares Low Volatility Equity Income ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (April) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (August) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (December) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (February) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (January) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (July) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (June) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (March) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (May) ETF, Listed Funds Trust

TrueShares Structured Outcome (November) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (October) ETF, Series of Listed Funds Trust

TrueShares Structured Outcome (September) ETF, Series of Listed Funds Trust

TrueShares Technology, AI & Deep Learning ETF, Series of Listed Funds Trust

U.S. Global Investors Funds

Union Street Partners Value Fund, Series of World Funds Trust

Vest Bitcoin Strategy Managed Volatility Fund, Series of World Funds Trust

Vest S&P 500® Dividend Aristocrats Target Income Fund, Series of World Funds Trust

Vest US Large Cap 10% Buffer Strategies Fund, Series of World Funds Trust

Vest US Large Cap 10% Buffer Strategies VI Fund, Series of World Funds Trust

Vest US Large Cap 20% Buffer Strategies Fund, Series of World Funds Trust

Vest US Large Cap 20% Buffer Strategies VI Fund, Series of World Funds Trust

VictoryShares Core Intermediate Bond ETF, Series of Victory Portfolios II

VictoryShares Core Plus Intermediate Bond ETF, Series of Victory Portfolios II

VictoryShares Corporate Bond ETF, Series of Victory Portfolios II

VictoryShares Developed Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares Dividend Accelerator ETF, Series of Victory Portfolios II

VictoryShares Emerging Markets Value Momentum ETF, Series of Victory Portfolios II

VictoryShares Free Cash Flow ETF, Series of Victory Portfolios II

VictoryShares International High Div Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares International Value Momentum ETF, Series of Victory Portfolios II

VictoryShares International Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares NASDAQ Next 50 ETF, Series of Victory Portfolios II

VictoryShares Short-Term Bond ETF, Series of Victory Portfolios II

VictoryShares THB Mid Cap ESG ETF, Series of Victory Portfolios II

VictoryShares US 500 Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US 500 Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US Discovery Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US EQ Income Enhanced Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US Large Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US Multi-Factor Minimum Volatility ETF, Series of Victory Portfolios II

VictoryShares US Small Cap High Div Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US Small Cap Volatility Wtd ETF, Series of Victory Portfolios II

VictoryShares US Small Mid Cap Value Momentum ETF, Series of Victory Portfolios II

VictoryShares US Value Momentum ETF, Series of Victory Portfolios II

VictoryShares WestEnd Economic Cycle Bond ETF, Series of Victory Portfolios II

VictoryShares WestEnd Global Equity ETF, Series of Victory Portfolios II

VictoryShares WestEnd US Sector ETF, Series of Victory Portfolios II

Volatility Shares Trust

West Loop Realty Fund, Series of Investment Managers Series Trust

Wilshire Mutual Funds, Inc.

Wilshire Variable Insurance Trust

WisdomTree Digital Trust

WisdomTree Trust

WST Investment Trust

XAI Octagon Floating Rate & Alternative Income Term Trust

(b)       The following are the Officers and Manager of Foreside. Foreside’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Teresa Cowan	Three Canal Plaza, Suite 100 Portland, ME 04101	President/Manager	None
Chris Lanza	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President	None
Kate Macchia	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President	None
Nanette K. Chern	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President and Chief Compliance Officer	None
Kelly B. Whetstone	Three Canal Plaza, Suite 100 Portland, ME 04101	Secretary	None
Susan L. LaFond	Three Canal Plaza, Suite 100 Portland, ME 04101	Treasurer	None
Weston Sommers	Three Canal Plaza, Suite 100 Portland, ME 04101	Financial and Operations Principal and Chief Financial Officer	None

(c)       Not applicable.

(2)      (a)        Ultimus Fund Distributors, LLC (“Ultimus”), is the principal underwriter for certain series of the Registrant and acts as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

Axxes Private Markets Fund

Beacon Pointe Multi-Alternative Fund

Bruce Fund, Inc.

CM Advisors Family of Funds

Caldwell & Orkin Funds, Inc.

Cantor Select Portfolios Trust

Cantor Fitzgerald Infrastructure Fund

Capitol Series Trust

Centaur Mutual Funds Trust

Chesapeake Investment Trust

Commonwealth International Series Trust

Conestoga Funds

Connors Funds

Cross Shore Discovery Fund

Dynamic Alternatives Fund

Eubel Brady & Suttman Mutual Fund Trust

Exchange Place Advisors Trust

Fairway Private Equity & Venture Capital Opportunities Fund

Fairway Private Markets Fund

Flat Rock Enhanced Income Fund

HC Capital Trust

Hussman Investment Trust

James Advantage Funds

James Alpha Funds Trust

Lind Capital Partners Municipal Credit Income Fund

MidBridge Private Markets Fund

MSS Series Trust

Oak Associates Funds

ONEFUND Trust

Papp Investment Trust

Peachtree Alternative Strategies Fund

RM Opportunity Trust

Schwartz Investment Trust

Segall Bryant & Hamill Trust

The Cutler Trust

The Investment House Funds

Williamsburg Investment Trust

Ultimus Managers Trust

Unified Series Trust

Valued Advisers Trust

VELA Funds

Volumetric Fund

Waycross Independent Trust

XD Fund Trust

Yorktown Funds

(b)       The following are the Officers of Ultimus. Ultimus’ main business address is 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.

Name	Position with Underwriter	Position with Registrant
Kevin M. Guerrette	President	None
Douglas K. Jones	Vice President	None
Stephen L. Preston	Vice President, Chief Compliance Officer, Financial Operations Principal and AML Compliance Officer	None
Melvin Van Cleave	Chief Information Security Officer	None

(c)       Not applicable.

Item 33. Location of Accounts and Records.

The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246
Registrant’s Custodians	U.S. Bank National Association Custody Operations 1555 North RiverCenter Drive, Suite 302 Milwaukee, WI 53212 Brown Brothers Harriman & Co. 50 Post Office Square Boston, MA 02110-1548
Registrant’s Investment Advisers	North Square Investments, LLC
200 West Madison Street, Suite 2610
Chicago, IL 60606

Reflection Asset Management, LLC
1000 Palm Boulevard
Isle of Palms, SC 29541

Kovitz Investment Group Partners, LLC
71 S. Wacker Drive
Suite 1860
Chicago, IL 60606
Registrant’s Distributors	Foreside Fund Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101 Ultimus Fund Distributors, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246

Item 34. Management Services Not Discussed in Parts A and B.

Not Applicable.

Item 35. Undertakings.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to the Registration Statement under Rule 485(b) under the Securities Act of 1933 and has duly caused this Amendment to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of Cincinnati in the State of Ohio, on May 5, 2025.

Exchange Place Advisors Trust

By:	/s/ Ian Martin
Ian Martin, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Ian Martin		President, Principal Executive	May 5, 2025
Ian Martin		Officer

David B. Boon*		Trustee	May 5, 2025
David B. Boon

Donald J. Herrema*		Trustee	May 5, 2025
Donald J. Herrema

Catherine A. Zaharis*		Trustee	May 5, 2025
Catherine A. Zaharis

/s/ Zachary Richmond		Treasurer and Principal Financial	May 5, 2025
Zachary Richmond		and Accounting Officer

By:	/s/ Ian Martin
Ian Martin
Attorney-in-Fact

* (Pursuant to Powers of Attorney incorporated by reference)

Exhibit Index

(d)(i)(C)	Amended Appendix A to Investment Advisory Agreement
(d)(vii)(B)	Second Amended and Restated Appendix A to Investment Sub-Advisory Agreement (CSM Advisors, LLC)
(e)(vi)	Second Amendment to Distribution Agreement
(g)(vii)	Sixth Amendment to Custody Agreement
(g)(viii)	Seventh Amendment to Custody Agreement
(g)(ix)	Eighth Amendment to Custody Agreement
(h)(i)(B)	Amended Schedule A to Master Services Agreement
(h)(iii)(C)	Amended Appendix A to the Operating Expenses Limitation Agreement
(h)(xx)(A)	Schedule A-1 to the Consulting Agreement
(m)(ii)	Amended Schedule A to Rule 12b-1 Distribution Plan
(n)(i)	Amended Multiple Class Plan Pursuant to Rule 18f-3